Prospectus Supplement No. 12	Filed pursuant to Rule 424(b)(3)
to Prospectus dated July 7, 2006	File No. 333-133182
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated July 7, 2006, relating to offers and resales of up to 33,550,000 shares of our common stock, including 8,650,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-133182). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Adoption of Amended and Restated Bylaws
     Effective October 15, 2007, our board of directors adopted Amended and Restated Bylaws to supersede and replace our existing Bylaws. The purpose and effect of the amendments made to the existing Bylaws is briefly summarized below.
     Section 3 of Article II, “Directors — Election and Term,” of the Bylaws has been amended to provide that our board of directors has the sole and exclusive power to fill the vacancy or vacancies created as a result of the death, resignation, retirement, disqualification, removal, an increase in the authorized number of directors or any other cause until the next election of directors.
     Article VII, “Amendments,” of the Bylaws has been amended to provide that the Bylaws may be adopted, amended, altered or repealed by the affirmative vote of at least a majority of the entire board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors. Prior to the foregoing amendment, the provision did not specify the stockholders’ vote required to adopt, amend, alter or repeal the Bylaws. In conjunction with amending Article VII of the Bylaws, a conforming amendment has been made to Section 6 of Article I, “Stockholders — Stockholder Meetings — Voting,” of the Bylaws.
     Section 1 of Article I, “Stockholders — Certificates Representing Stock,” has been amended to permit the issuance of our stock in uncertificated form. Prior to the foregoing amendment, the provision only provided for the issuance of certificated stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 23, 2007